Exhibit 5.1

September 26 , 2014

Pioneer Energy Services Corporation
Subsidiary Guarantors Listed below
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209

Ladies and Gentlemen:
This opinion is provided in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by Pioneer Energy Services Corporation, a Texas corporation (the “Company”), Pioneer Drilling Services, Ltd., a Texas corporation (“Pioneer Drilling”), Pioneer Production Services, Inc., a Delaware corporation (“Pioneer Production”), Pioneer Well Services, LLC, a Delaware limited liability company (“Pioneer Well”), Pioneer Wireline Services Holdings, Inc., a Delaware corporation (“Wireline Holdings”), Pioneer Wireline Services, LLC, a Delaware limited liability company (“Wireline Services”), Pioneer Fishing & Rental Services, LLC, a Delaware limited liability company (“Pioneer Fishing” and together with Pioneer Drilling, Pioneer Production, Pioneer Well, Wireline Holdings, Wireline Services and Pioneer Fishing, the “Delaware/Texas Guarantors”) and Pioneer Coiled Tubing Services, LLC, a Louisiana limited liability company (“Pioneer Coiled Tubing” and, together with the Delaware/Texas Guarantors the “Subsidiary Guarantors”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of the offering and issuance of $300,000,000 aggregate principal amount of the Company’s 6.125% Senior Notes due 2022 (the “Exchange Notes”), together with the guarantees of the Subsidiary Guarantors of the Exchange Notes, in exchange for a like principal amount of the Company’s issued and outstanding 6.125% Senior Notes due 2022, issued March 18, 2014 (the “Outstanding Notes”) and the guarantees of the Subsidiary Guarantors of the Outstanding Notes. The Exchange Notes and the guarantees are to be issued under an Indenture, dated as of March 18, 2014 (the “Indenture”), by and among the Company, the Subsidiary Guarantors, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company, and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to the questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company and the Delaware/Texas Guarantors of all documents examined by us, and the legal capacity of each individual who signed any of those documents. We have also assumed (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, (ii) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act, and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the related guarantees will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes and related guarantees pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.
Based upon the foregoing, and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we advise you that, in our opinion:
(i) The Exchange Notes have been duly and validly authorized for issuance by the Company and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
(ii) The guarantees of the Exchange Notes have been duly and validly authorized for issuance by the Delaware/Texas Guarantors.
(iii) The guarantees of the Exchange Notes by the Subsidiary Guarantors will, upon issuance of the Exchange Notes (assuming due execution and delivery), constitute valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms.
(iv) The statements set forth in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Exchange Offer,” insofar as such statements purport to describe certain provisions of statutes or regulations referred to therein, fairly summarize in all material respects such statutes or regulations.
Our opinions in paragraphs (i) and (iii) above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability. The opinions expressed above are also subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.
With respect to providing the opinions set forth in paragraph (iii) above with respect to Pioneer Coiled Tubing, we relied on the opinions of Baldwin Haspel Burke & Mayer LLC included in Exhibit 5.2 to the Registration Statement.

The foregoing opinions are expressly limited to matters under and governed by the federal laws of the United States of America, the Delaware Limited Liability Company Act, the Delaware General Corporation Law, and the internal laws of the States of New York and Texas, in each case in effect on the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
We hereby consent to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Respectfully submitted,
/s/ Fulbright & Jaworski LLP
Fulbright & Jaworski LLP